EXHIBIT 99.1

PRESS RELEASE

3975 East Bayshore Road

Contacts:

Palo Alto, CA 94303

Thomas G. Hood, President and CEO
Phone:	(650) 962-9111	thood@southwall.com
Fax:	(650) 967-8713	Michael E. Seifert, Sr. Vice President and CFO
mseifert@southwall.com
Tod Bottari, Senior Vice President
Demer IR Counsel, Inc.
Phone: (925) 938-2678, ext. 235
tbottari@demer-ir.com

For Immediate Release

Southwall Announces Second-Quarter 2003 Results

Selected Financial Highlights

•                  Second-quarter net revenues of $15.3 million, compared with $19.7 million for the second quarter of 2002

•                  Second-quarter net loss of $1.7 million, or a loss of $0.14 per diluted share, compared with net income of $1.4 million, or $0.15 per diluted share, for the second quarter of 2002

PALO ALTO, California—July 31, 2003 - Southwall Technologies Inc. (Nasdaq:SWTX), a global developer, manufacturer and marketer of thin-film coatings for the automotive glass, electronic display and architectural markets, today reported its financial results for the second quarter ended June 29, 2003.

Net revenues were $15.3 million, compared with $19.7 million for the same quarter a year ago and with $15.2 million for the first quarter of 2003.  The company attributed the sequential increase to stronger sales of automotive products that more than offset lower sales of electronic display products and flat sales of architectural products.

Southwall’s second-quarter net loss was $1.7 million, or a loss of $0.14 per share, compared with net income of $1.4 million, or $0.15 per share, for the same quarter a year ago and with a net loss of $1.7 million, or a loss of $0.13 per share, for the first quarter of 2003.

Southwall’s second-quarter sales of automotive products were $6.6 million, compared with $6.9 million for the second quarter of 2002 and with $6.1 million for the first quarter of 2003.  Sales of electronic display products were $6.1 million, compared with $7.6 million for the same quarter of 2002 and with $6.6 million for the first quarter of 2003.  The year-over-year decline resulted primarily from a decrease in shipments of reflective films used in liquid crystal display (LCD) backlighting in laptop markets and end-of-life programs for certain products used in cathode ray tube (CRT) monitors.  This decrease was partially offset by increased sales of electronic and infrared shielding films for plasma display panel (PDP) markets.  Sales of architectural products were $2.6 million, compared with $5.1 million for the second quarter of 2002 and with $2.6 million for the first quarter of 2003.

The company’s cash and cash equivalents at June 29, 2003 were $2.4 million, compared with $2.0 million at December 31, 2002, and with $1.7 million at March 30, 2003.  As planned, the company entered into a $10 million credit facility during the second quarter to replace its expiring line of credit.

“During and subsequent to the second quarter, we continued to strengthen our management team with the addition of two industry veterans as vice presidents of Sales and Marketing, respectively, and the promotion from within of a vice president of Worldwide Operations,” said Thomas G. Hood, president and chief executive officer of Southwall Technologies.  “In addition, the implementation of our enterprise resource planning (ERP) system continues without any major disruption to our customers, and we expect this system to improve our operational efficiencies going forward.  Finally, we signed an exclusive, multi-year agreement to supply Mitsui Chemicals with sputtered film products for electronic display applications.”

“The consolidation of our Palo Alto facility is proceeding as planned,” said Michael E. Seifert, senior vice president and chief financial officer.  “We anticipate that the positive impact of this consolidation on our cost structure will strengthen our financial position, in conjunction with the new line of credit that we obtained during the second quarter.  We intend to seek an additional credit facility to further improve our liquidity.”

Mr. Hood concluded, “We expect net revenues for the third quarter to be approximately $12 million as a result of an anticipated reduction in shipments to Mitsubishi as the company closes its 17-inch CRT factory in Mexico and a seasonal summer slowdown in European automobile production.  We anticipate a rebound in the fourth quarter, with net revenues of approximately $14-$15 million, as the recently announced Mitsui supply agreement begins to generate sales.  As a result, for full-year 2003 we expect net revenues of approximately $56-$58 million and a net loss.  In summary, while we expect continued softness in our markets, we are excited about the growth prospects for our electronic display business beginning in early 2004.”

Second-Quarter Results Teleconference

Southwall management plans to hold a teleconference on second-quarter 2003 results at 2:00 p.m. PT / 5:00 p.m. ET today. This call will be open to all investors at (877) 481-7179 for U.S. callers and at (706) 634-0663 for international callers, using access code number 1535352.  A live webcast will be accessible on the Investor Relations page of the Southwall website at www.southwall.com.  In addition, both phone and webcast replays will be available for approximately one week after the teleconference.  The phone replay will be accessible at either (800) 642-1687 or (706) 645-9291, code number 1535352.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin-film coatings that selectively absorb, reflect or transmit light.  Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs.  Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin-film coatings to over 25 countries around the world.  Southwall’s customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain SEKURIT, and Volvo.

This press release may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, statements regarding the company’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the company’s supply agreement with Mitsui Chemicals will not begin to generate sales in the fourth quarter, that shipments to Mitsui and other customers will be materially less than anticipated, that the company’s expected quarterly and full-year net revenues and net loss for 2003 will be materially worse than those estimated above, that the company will not reduce its cost structure or operating expenses during 2003 or that they will increase, that there will not be growth in the electronic display portion of our business in 2004, and that the company will not be able to achieve some or all of its priorities for 2003 as described above, including, without limitation, increasing the focus and effectiveness of its sales, marketing and worldwide operations functions, and improving its operational efficiencies as a result of its new ERP system and entering into an additional credit facility, as well as risks associated with its failure to meet covenants under credit facilities, and strains on the company’s liquidity.  Further risks are detailed in the company’s filings with the Securities and Exchange Commission, including those set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003, as amended by an Annual Report on Form 10-K/A filed on April 9, 2003, and Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, filed on May 14, 2003

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Southwall Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands,except per share data)

(Unaudited)

	June 29, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$2,403	$1,998
Restricted cash	539	531
Accounts receivable, net of allowance for bad debts of $658 and $552 at June 29, 2003 and December 31, 2002, respectively	7,408	8,995
Inventories, net	6,224	8,537
Other current assets	3,424	4,310
Total current assets	19,998	24,371

Property, plant and equipment, net	50,983	50,251
Restricted loan proceeds	963	885
Other assets	967	1,075
Total assets	$72,911	$76,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion term debt	$6,036	$7,499
Line of credit	3,003	—
Accounts payable	5,100	9,244
Accrued compensation	1,451	1,254
Other accrued liabilities	7,126	5,886
Total current liabilities	22,716	23,883

Term debt	9,535	9,253
Government grants advanced	538	604
Other	1,762	2,368
Total liabilities	34,551	36,108

Stockholders’ equity:
Common stock, $0.001 par value, 20,000 shares authorized; issued and outstanding 12,527 at June 29, 2003 and December 31, 2002	13	12
Capital in excess of par value	69,708	69,658
Notes receivable and accrued interest	—	(126)
Other comprehensive income
Translation gain on subsidiary	2,113	1,032
Accumulated deficit	(33,474)	(30,102)
Total stockholders’ equity	38,360	40,474
Total liabilities and stockholders’ equity	$72,911	$76,582

Southwall Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Net revenues	$15,328	$19,676	$30,549	$38,945

Cost of sales	12,405	12,954	24,588	25,379

Gross profit	2,923	6,722	5,961	13,566

Operating expenses
Research and development	1,517	2,060	3,185	3,837
Selling, general and administrative	3,000	2,997	5,876	6,742
Restructuring expenses	—	—	(65)	—
Total operating expenses	4,517	5,057	8,996	10,579

Income (loss) from operations	(1,594)	1,665	(3,035)	2,987

Interest expense, net	(217)	(526)	(509)	(992)

Other income, net	274	89	363	467

Income (loss) before provision for income taxes	(1,537)	1,228	(3,181)	2,462

Provision for income taxes	176	(166)	191	(113)

Net income (loss)	$(1,713)	$1,394	$(3,372)	$2,575

Net income (loss) per share:
Basic	$(0.14)	$0.16	$(0.27)	$0.30
Diluted	$(0.14)	$0.15	$(0.27)	$0.27

Weighted average shares of common stock and dilutive potential common stock:
Basic	12,532	8,624	12,530	8,521
Diluted	12,532	9,552	12,530	9,417

Southwall Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	June 29, 2003	June 30, 2002

Cash flows provided by operating activities:
Net income (loss)	$(1,713)	$1,394
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,592	1,492
Interest on employee notes receivable	(2)	(20)
Forgiveness of employee loan	131	—
Change in assets and liabilities:
Accounts receivable, net	2,455	457
Inventories, net	1,631	17
Other current and non-current assets	453	(374)
Accounts payable, and accrued liabilities	(3,490)	(1,952)

Cash provided by operating activities	1,057	1,014

Cash flows used in investing activities:
Restricted cash	—	133
Expenditures for property, plant and equipment and other assets	(1,650)	(2,331)

Net cash (used in) investing activities	(1,650)	(2,198)

Cash flows from financing activities:
Proceeds from grants and investment allowances	—	1,296
Principal payments on borrowings	(1,601)	(431)
Borrowings (payments) on line of credit	3,004	(1,220)
Proceeds from stock options and employee stock purchases plan exercises	18	882
Net cash provided by financing activities	1,421	527

Effect of foreign exchange rate changes on cash	(113)	(495)

Net increase (decrease) in cash and cash equivalents	715	(1,152)

Cash and cash equivalents, beginning of period	1,688	2,713

Cash and cash equivalents, end of period	$2,403	$1,561